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                                                                   EXHIBIT 23(a)
[LOGO] KPMG PEAT MARWICK LLP

       One Biscayne Tower       Telephone 305-358-2300     Telefax 305-577-0544
       Suite 2900
       2 South Biscayne Boulevard
       Miami, FL 33131



                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ryder System, Inc.:


We consent to the use of our report dated February 7, 1995, which report is incorporated by reference in the Annual Report on Form 10-K of Ryder System, Inc. for the year ended December 31, 1994, which Form 10-K is incorporated by reference into this Registration Statement on Form S-8, for the Ryder System, Inc. 1995 Stock Incentive Plan. Our report refers to a change in the method of accounting for income taxes and for postretirement benefits other than pensions in 1993.


                                        KPMG Peat Marwick LLP


Miami, Florida
August 21, 1995